Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

July 26, 2019

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), and BXMT Advisors L.L.C., a Delaware limited liability company (the “Manager”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) shares of class A common stock, par value $0.01 per share, of the Company (the “Common Stock”); (ii) shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), which may be convertible or exchangeable into other securities of the Company; (iii) depositary shares, which represent fractional interests in the Preferred Stock and which may be represented by depositary receipts; (iv) debt securities of the Company, which may be either senior debt securities or subordinated debt securities and which may be convertible into other securities of the Company (collectively, the “Debt Securities”); (v) warrants to purchase Common Stock, Preferred Stock or Debt Securities; (vi) subscription rights to purchase Common Stock, Preferred Stock or Debt Securities; (vii) purchase contracts; and (viii) units consisting of one or more of the securities described in clauses (i) through (vii) above.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth in paragraph 1 below, we have assumed further the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Officer’s Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Officer’s Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Commencing with the taxable year ended December 31, 2008, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it, and will continue to enable it, to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements set forth in the Prospectus included in the Registration Statement under the caption “Material United States Federal Income Tax Considerations”, insofar as they purport to constitute summaries of provisions of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

The opinion set forth in paragraph 1 above is based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2019, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

4